SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    May 15, 2007

Who’s Your Daddy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-33519	98-0360989
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 108, Carlsbad, California 92008

(Address of Principal Executive Offices) (Zip Code)

(760) 438-5470

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Departure of Directors or Principal Officers

On May 9, 2007, Who’s Your Daddy, Inc. (the “Company”) and Reuven Rubinson agreed to terminate his employment with the Company as Chief Financial Officer on a mutually agreeable basis.

(c) Appointment of Principal Officers

On May 9, 2007, Who’s Your Daddy, Inc. (the “Company”) and John Moynahan entered into an employment agreement (the “Employment Agreement”) under which Mr. Moynahan has agreed to serve as the Company’s Senior Vice President and Chief Financial Officer.

From June 2006 to May 2007, Mr. Moynahan was President and Managing Director of NovaStar Group, Inc., a private consulting company specializing in financing, strategic planning, and business planning for emerging growth companies. From November 2005 until June 2006, and from April 1999 to February 2003, Mr. Moynahan was Senior Vice President and Chief Financial Officer for Xybernaut Corporation, a publicly-traded high technology company. From May 2004 until October 2005, Mr. Moynahan was Vice President Finance and Corporate Development for Innovative Technology Applications, Inc., a private high-technology defense contractor to the U.S. government. From February 2003 until May 2004, he was Senior Vice President and Chief Financial Officer for CardSystems Solutions, Inc., a credit card processing company.

Mr. Moynahan started his career with Ernst & Ernst (now Ernst & Young) in New York City in 1979. He has a B.A. in Economics, Magna Cum Laude, from Colgate University, where he was elected to Phi Beta Kappa, an M.B.A. from New York University, Cum Laude, a C.P.A. from New York State, and is a co-inventor on five U.S. patents and over 100 corresponding patents outside the United States.

Mr. Moynahan’s Employment Agreement provides for a three-year term with an annualized salary of $100,000 until the Company raises an additional $4 million of equity capital or attains a revenue level of $1 million in a quarter (either being a “Trigger Event”), whichever comes first, and a salary of $199,500 thereafter, with the difference accruing and payable upon such Trigger Event. The Company granted Mr. Moynahan options to purchase: 250,000 shares of common stock vesting May 9, 2007 with a strike price of $1.00 per share; 250,000 shares of common stock vesting May 1, 2008 at a strike price of $1.00; 500,000 shares of common stock vesting May 1, 2009 at a strike price of $1.50 per share; and 500,000 shares of common stock vesting May 1, 2010 at a strike price of $2.00. All options vest upon a change in control of the Company and the Company has agreed to use its best efforts to register the shares for such options in a timely manner. In the event Mr. Moynahan is terminated without cause, he will be entitled to receive his base salary and benefits for a sixth month period from the date of termination, in addition to payment of any accrued discretionary performance bonuses. In addition, the Employment Agreement contains non-competition, non-solicitation and non-disparagement provisions during the term thereof and for specified periods thereafter.

On May 10, 2007, the Company issued a press release announcing that Mr. Moynahan has been appointed as Senior Vice President and Chief Financial Officer. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

(e) Entry Into or Modification of Compensation Arrangement

On May 9, 2007, the Company and Reuven Rubinson agreed to terminate his employment with the Company on a mutually agreeable basis. Under the terms of his termination agreement, Mr. Rubinson will receive $100,000 in cash paid out over a four-month period and will receive a cash payment of $10,000 when the Company achieves $10 million in cumulative sales from inception, and $5,000 for each additional $10 million in sales, up to a maximum of $80,000 paid to him upon attainment of $150 million in cumulative revenues. Mr. Rubinson will receive 132,000 restricted shares of common stock in payment of $66,000 in money owed to him by the Company, and the options to purchase a total of 525,000 shares of common stock previously granted to him have fully vested and are exercisable until April 30, 2012.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Who’s Your Daddy, Inc.

Date: May 15, 2007	By:	/s/ Edon Moyal

Name: Edon Moyal Title: Chief Executive Officer